Exhibit 99

Sypris Reports First Quarter Results – Declares Quarterly Dividend

Aerospace & Defense Orders Continue Double Digit Growth

LOUISVILLE, Ky.--(BUSINESS WIRE)--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported revenue of $106.3 million for the first quarter compared to $111.4 million for the prior year period. The Company reported net income of $0.4 million, or $0.02 per diluted share for the first quarter compared to a net loss of $0.2 million, or $0.01 per diluted share for the prior year period.

On April 22, 2008, the Company’s Board of Directors also declared a regular quarterly cash dividend of $0.03 per share. The dividend will be payable on July 10, 2008 to shareholders of record as of June 20, 2008. Sypris Solutions currently has 19.3 million shares outstanding.

“The Company’s first quarter earnings performance exceeded our expectations,” said Jeffrey T. Gill, president and chief executive officer. “Revenue was at the high end of our expectations due to stronger than anticipated sales from our Industrial Group. Top line performance for our Electronics Group bettered last year’s quarter by 13% on improved revenue from our products and manufacturing services.”

“Orders for our Electronics Group increased 7% compared to the prior year period, driven by a 13% year over year increase in bookings in our Aerospace and Defense segment, marking the sixth consecutive quarterly increase in orders for this important segment. The ongoing strength of this order pattern provides us with an expanding backlog and important support for continued double digit growth of this business during the coming years.”

“Free cash flow of $15 million represented the strongest quarterly performance in almost two years, and was driven by strong cash collections and favorable disbursement timing. The launch of new programs continued, with shipments commencing to important defense-related customers during the quarter. We expect these shipments to increase during the course of the year, resulting in a material improvement in gross profit for this segment for 2008.”

The Industrial Group

Revenue for our Industrial Group was $69.8 million in the first quarter compared to $79.1 million for the prior year period as a result of the forecasted decline in the trailer and commercial vehicle markets. Gross profit for the quarter increased to $6.8 million from $5.3 million for the same period in 2007, primarily as a result of the impact of the Dana settlement, partially offset by lower volumes.

The Electronics Group

Revenue for our Electronics Group increased 13% to $36.4 million in the first quarter compared to $32.3 million in the prior year period. Gross profit for the quarter was $5.9 million compared to $6.7 million for the same period in 2007.

Revenue for the Aerospace & Defense segment increased 19% to $23.4 million in the first quarter compared to $19.7 million for the prior year period, primarily as a result of increased sales of secured communication products and manufacturing services, while revenue for the Test & Measurement segment increased 3% to $13.0 million compared to $12.6 million for the prior year period. Gross profit for the Aerospace & Defense segment was $2.6 million compared to $3.2 million for the prior year period primarily as a result of additional costs related to the certification and launch of a new secured communication product during the quarter and an unfavorable product mix across the segment. Gross profit for the Test & Measurement segment decreased 5% to $3.3 million from $3.5 million in the prior year period due to unfavorable product mix and cost inflation.

Outlook

Mr. Gill added, “Looking forward, our outlook for the balance of the year remains unchanged. Revenue is forecasted to be in the range of $460 to $480 million compared to $436 million for 2007, while earnings are expected to be $0.05 to $0.10 per diluted share. Additionally, we expect free cash flow to be breakeven for the year.”

“During the second quarter of 2008, we expect revenue to be in the range of $115 to $118 million compared to $116 million for the prior year period, while earnings for the second quarter are forecast to be in the range of breakeven to a loss of $0.05 per share compared to a loss of $0.13 per share for the prior year period. Additionally, we expect a use of free cash flow of $14 million to $16 million for the second quarter, primarily driven by a tax payment due from the Dana settlement.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: our ability to liquidate our equity interests in Dana Holding Corporation (NYSE:DAN) at satisfactory valuation levels1; potential impairments, non-recoverability or write-offs of goodwill, assets or deferred costs, including deferred tax assets in the U.S.; costs and inefficiencies of restructuring our manufacturing capacity; breakdowns, relocations or major repairs of machinery and equipment; our inability to successfully launch new or next generation programs; the cost, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, financial conditions, market shares, product requirements or scheduling demands; cyclical or other downturns; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; failure to adequately insure or to identify environmental or other insurable risks; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; changes in government or other customer programs; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; the costs and supply of debt, equity capital, or insurance, including related covenants; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; the costs of compliance with our auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, creditor, stockholder, product liability, asbestos-related or environmental claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

1 We have received an initial distribution of approximately 3.1 million shares of DAN common stock. Due to market conditions and certain other factors, we believe that the recent trading prices of DAN common stock do not reflect its longer-term value. However, if we sell these shares at current prices or such prices otherwise reflect a decline in value which is deemed to be “other than temporary,” our business, results of operations and financial condition could be materially adversely impacted.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	March 30, 2008	April 1, 2007
	(Unaudited)
Revenue	$106,262	$111,439
Net Income (loss)	$385	$(245)
Earnings (loss) per common share:
Basic	$0.02	$(0.01)
Diluted	$0.02	$(0.01)
Weighted average shares outstanding:
Basic	18,342	18,107
Diluted	18,372	18,107

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended

	March 30,	April 1,
	2008	2007
	(Unaudited)
Net revenue:
Industrial Group	$69,815	$79,119
Aerospace & Defense	23,424	19,671
Test & Measurement	13,023	12,649
Electronics Group	36,447	32,320
Total net revenue	106,262	111,439
Cost of sales:
Industrial Group	62,986	73,799
Aerospace & Defense	20,863	16,516
Test & Measurement	9,685	9,117
Electronics Group	30,548	25,633
Total cost of sales	93,534	99,432
Gross profit:
Industrial Group	6,829	5,320
Aerospace & Defense	2,561	3,155
Test & Measurement	3,338	3,532
Electronics Group	5,899	6,687
Total gross profit	12,728	12,007
Selling, general and administrative	10,154	10,596
Research and development	995	679
Amortization of intangible assets	71	164
Nonrecurring expense, net	—	306
Operating income	1,508	262
Interest expense, net	952	719
Other expense (income), net	8	(20)
Income (loss) before income taxes	548	(437)
Income tax expense (benefit)	163	(192)
Net income (loss)	$385	$(245)
Earnings (loss) per common share:
Basic	$0.02	$(0.01)
Diluted	$0.02	$(0.01)
Dividends declared per common share	$0.03	$0.03
Weighted average shares outstanding:
Basic	18,342	18,107
Diluted	18,372	18,107

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	March 30,	December 31,
	2008	2007
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$18,947	$14,622
Restricted cash	883	883
Accounts receivable, net	66,670	59,067
Inventory, net	73,563	71,789
Other current assets	49,598	107,132
Total current assets	209,661	253,493
Investment in marketable securities	31,090	—
Property, plant and equipment, net	132,519	137,104
Goodwill	14,277	14,277
Other assets	17,337	17,186
Total assets	$404,884	$422,060
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$68,992	$54,119
Accrued liabilities	42,852	41,933
Current portion of long-term debt	—	5,000
Total current liabilities	111,844	101,052
Long-term debt	55,000	60,000
Other liabilities	51,017	53,529
Total liabilities	217,861	214,581
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 19,495,426 shares issued and 19,330,382 outstanding in 2008 and 19,205,247 shares issued and 19,078,440 outstanding in 2007	195	192
Additional paid-in capital	146,454	146,025
Retained earnings	65,211	65,402
Accumulated other comprehensive loss	(24,640)	(3,943)
Treasury stock, 165,044 and 126,807 shares in 2008 and 2007, respectively	(197)	(197)
Total stockholders’ equity	187,023	207,479
Total liabilities and stockholders’ equity	$404,884	$422,060

Note: The balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Three Months Ended

	March 30,	April 1,
	2008	2007
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$385	$(245)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,095	7,134
Noncash compensation expense	432	207
Other noncash items	(5,464)	(356)
Changes in operating assets and liabilities:
Accounts receivable	(7,382)	(534)
Inventory	(1,941)	(3,900)
Other current assets	5,159	(3,384)
Accounts payable	15,690	(4,432)
Accrued liabilities	4,613	4,685
Net cash provided by (used in) operating activities	18,587	(825)
Cash flows from investing activities:
Capital expenditures	(3,219)	(697)
Proceeds from sale of assets	—	22
Changes in nonoperating assets and liabilities	(471)	(350)
Net cash used in investing activities	(3,690)	(1,025)
Cash flows from financing activities:
Net change in debt under revolving credit agreements	(10,000)	(5,000)
Debt modification costs	—	(248)
Cash dividends paid	(572)	(551)
Net cash used in financing activities	(10,572)	(5,799)
Net increase (decrease) in cash and cash equivalents	4,325	(7,649)
Cash and cash equivalents at beginning of period	14,622	32,400
Cash and cash equivalents at end of period	$18,947	$24,751

CONTACT:
Sypris Solutions, Inc.
T. Scott Hatton, 502-329-2000
Chief Financial Officer